EXHIBIT 23.6

CONSENT OF FÁbio ValÉrio CÂmara Xavier

The undersigned hereby consents to the use of the report listed below, and the information derived therefrom, as well as to the reference to his name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Ero Copper Corp., being filed with the United States Securities and Exchange Commission, and any amendments thereto.

1.	Technical Report on the MCSA Mining Complex entitled “2020 Updated Mineral Resources and Mineral Reserves Statements of Mineração Caraíba’s Vale do Curaçá Mineral Assets, Curaçá Valley”, dated January 14, 2021 with an effective date of October 1, 2020.

Yours truly,

/s/ Fábio Valério Câmara Xavier
Fábio Valério Câmara Xavier, MAIG
GE21 Consultoria Mineral Ltda.

Dated: May 10, 2022